Exhibit 10.42
SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), dated as of February 26, 2024, is entered into by and between Bandwidth Inc. (the “Company”) and David Morken (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (as defined below).
RECITALS
    WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, dated as of January 1, 2015 (as amended, the “Employment Agreement”), which sets forth the terms and conditions of the Executive’s employment with the Company; and
    WHEREAS, the Company and the Executive mutually desire to amend the Employment Agreement as set forth herein.
NOW, THEREFORE, in consideration of the Executive’s continued service with the Company and its subsidiaries and affiliates, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
AMENDMENT
1.The Employment Agreement is hereby amended by deleting Section 3.4 of the Employment Agreement in its entirety and replacing it with the following:
“If Bandwidth terminates Morken other than for Cause, or Morken resigns for Good Reason (a “Qualifying Termination”), then Bandwidth will pay to Morken an amount (“Severance”) equal to (i) one hundred fifty percent (150%) of the prior year’s Base Salary, plus (ii) one hundred fifty percent (150%) of the Bonus Compensation, determined based on achievement of target performance levels for the year of termination, plus (iii) a healthcare stipend, grossed up for taxes, in an amount sufficient to facilitate Morken’s purchase of healthcare coverage of his choice (including COBRA) comparable to his then-current coverage for a period of eighteen (18) months. Such amount, less any applicable taxes and other similar amounts, will be paid in equal installments over an eighteen (18) month period following the termination in accordance with Bandwidth’s standard payroll practices and procedures.
If a Qualifying Termination occurs within twelve (12) months following a Change in Control, or Morken terminates his employment for any reason within twelve (12) months following an Unapproved Change in Control, then in lieu of the amounts set forth in the preceding paragraph, the “Severance” payable by Bandwidth to Morken shall consist of an amount equal to (i) three hundred percent (300%) of the prior year’s Base Salary, plus (ii) three hundred percent (300%) of the Bonus Compensation, determined based on achievement of target performance levels for the year of termination, plus (iii) a healthcare stipend, grossed up for taxes, in an amount sufficient to facilitate Morken’s purchase of healthcare coverage of his choice (including COBRA) comparable to his then-current coverage for a period of thirty-six (36) months. Such amount, less any applicable taxes and other similar amounts, will be paid in equal installments over a thirty-six (36) month period following the termination in accordance with Bandwidth’s standard payroll practices and procedures.
The receipt of any severance payments or benefits provided for pursuant to this Agreement or otherwise will be subject to Morken’s delivery (and non-revocation) to Bandwidth of an effective general release of claims in a form reasonably satisfactory to Bandwidth not later than thirty (30) days after the date of Morken’s termination of employment (or such longer period of up to sixty (60) days as may be required by applicable law), and shall be paid or commence no later than thirty (30) days thereafter, with the first payment to include any amounts that would have been payable on payroll dates occurring after Morken’s termination of employment and prior to such first payment (the “Release Requirement”).”

Exhibit 10.42
2.The Employment Agreement is hereby amended by deleting Section 3.5 of the Employment Agreement in its entirety and replacing it with the following:

“Reserved.”

3.The Employment Agreement is hereby amended by deleting Section 3.6 of the Employment Agreement in its entirety and replacing it with the following:

“Reserved.”

4.The Employment Agreement is hereby amended by deleting Section 3.8.1 of the Employment Agreement in its entirety and replacing it with the following:

“Bandwidth will provide Morken with the same health, disability, retirement, death and other fringe benefits as are generally provided to the executive employees of Bandwidth in accordance with such terms, conditions and eligibility requirements as may from time to time be established or modified by Bandwidth; provided, that Bandwidth will pay the entire premium for Morken’s then-current coverage under Bandwidth's group health insurance plan unless Bandwidth reasonably determines that paying the entire premium would be discriminatory and could subject Morken to adverse income tax consequences.”

5.The Employment Agreement is hereby amended by deleting Section 3.8.2 of the Employment Agreement in its entirety and replacing it with the following:

“Upon a Qualifying Termination, and subject to the timely satisfaction of the Release Requirement, Bandwidth will also pay Morken a lump sum amount equal to eighteen (18) months (or thirty-six (36) months if the Qualifying Termination occurs within twelve (12) months following a Change in Control or if Morken terminates his employment for any reason within twelve (12) months following an Unapproved Change in Control) of premiums for the term life insurance coverage Bandwidth had in effect for Morken as of the date of his termination of employment, which shall be payable, less applicable withholdings, within sixty (60) days following such termination. Morken will have all rights to convert or purchase such life insurance policies as provided under the terms of the plan and policies.”

6.All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein. The validity, interpretation, construction and performance of this Amendment and the Employment Agreement, as amended herein, shall be governed by the laws of the State of North Carolina without regard to principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

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    IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of date first written above.

COMPANY
Bandwidth Inc.

/s/ Rebecca Bottorff
Name: Rebecca Bottorff
Title: Chief People Officer

EXECUTIVE

/s/ David Morken
David Morken

(Signature Page to Second Amendment to Employment Agreement)